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                                                                    EXHIBIT 10.2


                                      FORM OF
                      AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Agreement, dated as of the 19th day of February, 1999, is between ABC Rail Products Corporation, a Delaware corporation ("ABC"), NACO, Inc., a Delaware corporation and a wholly owned subsidiary of ABC ("NACO"), and ______________ ("Employee").

                                       RECITALS

     A. The parties hereto wish to amend, restate and supersede in its entirety the Employment Agreement, dated as of the 29th day of June, 1988, between NACO and the Employee, upon the terms and subject to the conditions set forth herein.

     B.   The Employee is a key employee of ABC and NACO.

     C. ABC and NACO desire to engage the Employee as an employee to render services to ABC and NACO and to provide for the financial security of the Employee.


                                 TERMS AND CONDITIONS

For valuable consideration, the parties agree as follows:

     1.   DEFINITIONS.

          a. A "Change in Control" of NACO shall mean (i) any acquisition, beneficially or otherwise, by an "Unrelated Party" of 25% or more of the common stock of NACO issued and outstanding immediately prior to such acquisition (a series of acquisitions by an Unrelated Party shall be treated as a single acquisition to the extent the aggregate number of shares acquired in such series exceeds 25%); (ii) a voluntary or involuntary dissolution or reorganization of NACO; (iii) a change in the majority of the board of directors of NACO in connection with, or directly resulting from, a merger, sale of assets or other reorganization of NACO, an Unrelated Party tender offer or proxy contest, or the acquisition by a person or group of more than 25% of the voting power of NACO; or (iv) a sale by NACO of substantially all of its assets to another corporation which is not a wholly owned subsidiary of NACO. A change in the majority of the board of directors shall be deemed to have occurred if the persons who were directors of NACO immediately before such event or acquisition cease to constitute a majority of the board of directors of NACO or any successor to NACO. For the purpose of this subsection, an "Unrelated Party" shall mean any party or group of parties acting together, excluding, however, NACO, any trustee under any employee benefit plan maintained by NACO, and any nominee holder for securities exchange in which the common stock of NACO may be traded, if any. Notwithstanding anything contained herein to the contrary, a Change in Control shall not include the reincorporation of NACO in a state other than Delaware or the restructuring of NACO to create a holding company, provided that such restructuring does not otherwise result in Change in Control.

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          b.   "For Cause" shall mean any act of the Employee which constitutes, on the part of the Employee, common law fraud, a felony or a gross or willful breach of fiduciary duty to ABC or NACO.

          c. "Good Reason" shall mean (i) a reduction in the Employee's annual base salary, targeted bonus percentage or benefits; (ii) a significant reduction in the duties, authorities or responsibilities of the Employee's position; (iii) ABC's or NACO's requiring the Employee to be based at any office or location other than at which the Employee is based on the date of the Change in Control; or (iv) the termination of this Agreement or the failure to assume the terms of this Agreement, as the case may be, by ABC or NACO or any successor of ABC or NACO.

     2.   TERMINATION OF EMPLOYMENT.

          a. If ABC or NACO terminates the Employee's employment for a reason other than For Cause, the Employee shall be compensated by ABC as follows, in addition to any other payments from ABC or NACO due to the Employee:

               (i) Base salary as of the termination date (or prior to any reduction resulting in Good Reason for resignation) for a period of twenty-four months.

               (ii) Continuation of ABC's medical, dental and life insurance coverage in effect at the termination date for a period of two years or until the Employee is covered by a similar insurance plan at a new employer, if sooner.

               (iii) Continuation of the Employee's car lease or car allowance for a period of twenty-four months.

               (iv) Payment of outplacement services as selected by the Employee.

               (v) The prorata share, based upon the number of months employed during the fiscal year, of bonus that would have been earned by the Employee in the fiscal year that the termination occurs.

          b. If, within three years following a Change in Control, ABC or NACO terminates the Employee's employment for a reason other than For Cause, or if the Employee terminates his employment with ABC or NACO for Good Reason, the Employee shall be compensated as follows, in addition to any other payments from ABC or NACO due to the Employee:

               (i) Each of the items included above in Section 2.a. (i) - (v) inclusive.

               (ii) A payment equal to the larger of (i) two times the average of the bonus paid to the Employee during the prior two fiscal years; or (ii) two times the bonus the Employee would earn based upon the current salary times the targeted bonus percentage during the year in which the termination occurs.


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          c.   If the payments to the Employee under this Section or combined with other payments to the Employee cause the payments to be in excess of certain limitations set forth in the Internal Revenue Code and result in the imposition of excise tax on such payments, ABC will reimburse the Employee for such excise tax plus the income and excise taxes thereon.

     3.   MISCELLANEOUS.

          a. This Agreement shall inure to the benefit of, and be enforceable by, the Employee's legal representatives, heirs and assigns. If the Employee should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee's estate.

     The parties have executed this Agreement and it becomes effective as of the date set forth in Recital A on the first page of this Agreement.

NACO, Inc.

     By:  /s/ John M. Lison
          --------------------------------------------------
           John M. Lison
           Executive Vice President--Corporate
           Development and Secretary


ABC RAIL PRODUCTS CORPORATION

     By:  /s/ James P. Singsank
          --------------------------------------------------
            James P. Singsank
            Corporate Controller and Assistant Secretary


Employee
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